Exhibit 99.1
Scott V. Fainor – Prepared Remarks
Annual Meeting of Shareholders
April 24, 2012

Thank you, Tom [Beaver, Chairman].
Good morning and welcome to everyone!

I’m joined here on the stage by Mike Hughes, Sandy Bodnyk and Andy Ellsworth, members of National Penn’s Office of the President.  Other members seated with you in the audience are Don Worthington, Dave Kennedy, Scott Gruber and Carl Kovacs.

It’s a pleasure to be standing here again and I am extremely happy to be able to deliver a very positive report to you today!

I.  Strong/Clean/Efficient, Closer to Our Vision

For National Penn, 2011 was a year of solid financial performance and accomplishments.  This was all the more noteworthy given an economy that is still recovering.

We executed our strategic initiatives, significantly improved our profitability, provided increasing returns of capital to our shareholders, and continue to be:

o	Strong – as measured by our balance sheet, capital and liquidity
o	Clean – in terms of asset quality and risk management, and
o	Efficient – in the disciplined management of our expenses

We are achieving our Vision of being the most highly regarded financial institution within the markets we serve.

Our accomplishments were made possible thanks to the leadership of our Board of Directors, executive management, and the focused efforts of our 2,000 National Penn team members.

II.  Dividend/Stock Repurchase

We told you last year that if National Penn improved our profitability we would increase the cash dividend.  Well, we kept that pledge.

On April 2, 2012, we announced a quarterly cash dividend of seven cents per share.  This is a two-cent increase from the dividend in the prior quarter, and the fourth consecutive dividend increase, demonstrating our commitment to return capital to our shareholders.

Additionally, our Board of Directors authorized the repurchase of up to 7.5 million shares of National Penn common stock.  This represents approximately five percent of the total number of shares outstanding.  We are one of the few banks to announce a repurchase program.

With a capital base stronger than many banks of similar size, these actions demonstrate that we are committed to a capital management strategy that enhances shareholder value and returns, while maintaining the strength of our balance sheet and places National Penn in an option-rich position.

III.  Achieved Big Six

I am also extremely happy to announce that we kept our pledge to you that we would accomplish our Strategic Objectives in 2011.  We achieved 100% of everything we told you last year we would do and this positive momentum continues in 2012!

Here are the highlights:

#1 – Grow the core earnings power of the franchise.  We can put a check next to this objective!

•	Our adjusted earnings per share nearly doubled, rising from $0.30 for the year 2010 to $0.59 for fiscal year 2011 and continued in the first quarter of 2012 to $0.16 per share.

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Based on our strong earnings, our return on average assets increased from 0.23% in 2010 to 1.02% for 2011. And I’m pleased to report that return on average assets increased to 1.16% in the first quarter of 2012.

•	The net interest margin increased from 3.45% in 2010 to 3.52% in 2011. And despite the low interest rate environment, the net interest margin increased further in the first quarter of 2012 to 3.55%.

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Our deposit mix has continued to improve.  Low-cost transaction and savings accounts increased to 74 percent of total deposits as compared to 69 percent just a year ago.  In addition, managed reductions of higher-costing deposits continued to benefit the net interest margin, resulting in the cost of total deposits declining from 0.56% to 0.51% during the first quarter of 2012.

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Loan growth has steadily improved since the fourth quarter of 2011, with total loans and leases increasing by $14 million in the first quarter.  Growth was attributable to a focus on commercial lending, which increased by approximately $40 million or 4.7% on an annualized basis.  Total consumer loans, including residential mortgage, declined by approximately $26 million during the first quarter of 2012, primarily due to prepayments and the sale of a majority of new mortgage originations into the secondary market.  Quality profitable loan growth remains National Penn’s top priority.

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Fee income from banking, wealth and insurance services remains a very critical component of National Penn’s business strategy to increase our share of wallet with our customers.  Our investment in employees in the Wealth Management and Insurance groups of our company enhanced our opportunity to lead throughout our footprint and grew fee income by 8.4% in the first quarter of 2012 compared to the fourth quarter of 2011, and we have positive momentum.

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When operating in a slow growing economy, we must continue to maintain a focus on expense management, particularly considering the increasing cost of regulatory compliance.  Expense management and our excellent efficiency ratio are part of our culture.  But this focus has not prevented us from making the appropriate investment in hiring a number of seasoned revenue-producing bankers.

•	A fortress balance sheet and record earnings lead to our “best-in-class” capital position.

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And with last year’s investment by Warburg Pincus, National Penn repaid TARP in full in March of 2011 and in July followed up with the termination of the informal Memorandum of Understanding with the OCC, our primary regulator.  So we can put a Check next to the second Strategic Objective!

# 3 - Restore and maintain strong asset quality.  Check!

National Penn’s asset quality continues to show excellent improvement.  From December 2009 through December 2011, the level of nonperforming assets to total assets improved from 1.37% to 0.90%.  In absolute dollars, the level was reduced from $130 million down to $76.7 million.  Asset quality continued to improve in the first quarter 2012, with classified loans declining an additional $23.4 million, or 6%, as compared to December 31, 2011, and a total of 21% from the prior year.  Our strong credit quality metrics compare very favorably to our peer group and are reflective of the strength of our balance sheet.

The level of net charge-offs to average loans was 1.46% for 2009 and 1.57% in 2010.  Through the commitment and focus of our management team, we saw this metric decline to 0.74% in 2011 as the asset quality issues previously identified were being addressed.  The annualized net charge-off run rate for the second half of 2011 was approximately 50 basis points.

Improvement in the level of classified loans also showed progress, dropping from $501 million at the end of 2009, and then further to $347 million at the end of first quarter of 2012.

We continue to strengthen portfolio reporting and focus our efforts to monitor and maintain acceptable asset quality levels in all lending areas through approval and portfolio management practices.

#4 – A strong and balanced risk management culture.  We can Check that off!

National Penn has developed a comprehensive risk appetite statement, which aligns with our strategic business objectives.  In addition, a culture that is “risk aware” has clearly been established at National Penn and is sustained through ongoing dialogues and initiatives with all departments.  Employees are actively involved in root cause analysis of current risks and are aware of emerging risks.  We are using techniques like stress testing and scenario analysis.  We are also engaged at all levels of the company in meeting changing regulatory requirements.  Many of the changing regulations that are part of the Dodd Frank Act are subject to wide interpretation, and future rule making.  National Penn will be ready to proactively deal with these changes.

#5 – Build the company brand and reputation by demonstrating what makes National Penn unique and differentiates us from competitors. Well, we can Check this one off as well!

In 2011 we commissioned a comprehensive study to determine how we are perceived by customers, and how we can better align our products and delivery systems with the needs of consumers.  Customers recognize National Penn as having an excellent reputation and being responsibly run, with conveniently located branches and friendly employees.  We learned that there is considerable opportunity to familiarize non-customers with National Penn’s full range of banking, insurance, investment, and trust products and services.  This will also lead to increased revenue.

We are taking steps to do that, including:

•	Last year National Penn opened a new business center in the Greater Philadelphia area to intensify our banking and wealth management presence in that important market.

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This year, we converted 18 branches in Lancaster County and Northeastern Pennsylvania to the National Penn name.  This will allow us to increase our brand recognition in those areas and maximize our marketing dollars spent.

We received recognition from two important entities:

In 2011, it gave us tremendous pride to be publicly recognized by Forbes, which ranked National Penn 15th in its America’s Best 100 Banks list, up from 33rd the previous year.  The 2012 ranking puts us ahead of all of our regional competition.  This is a testament to the enormous effort our team put forth, and we are promoting this accomplishment widely throughout our marketplace. As you can see from the banner and the Forbes logo on materials at this meeting, we continue to market and brand this throughout all of the markets we serve.

I am pleased to report that we received news last Thursday, April 19th, that National Penn has risen two places - to number FOUR - in the 2012 J.D. Power survey, up from number 6 in 2011.  This study analyzes customers overall satisfaction across the United States.  Our ranking of number 4 is well ahead of our regional and national competitors.

This is great news and further confirms our belief that we provide high quality service to our customers!

Demonstrating our continuing commitment to invest in technology for the future, National Penn last year introduced mobile banking for online banking customers who have smartphones.  We are off to a great start and will continue to promote and market all of our quality electronic banking products and services in 2012.

Demonstrating our commitment to support small and mid-sized businesses while enhancing company profitability, National Penn lenders, branch managers, and wealth and insurance representatives, worked together in an aggressive business development program.  The goal was to gain new customers, strengthen existing relationships, and increase revenue in a significant way.  In this initiative, called “Feet on the Street”, our teams, within a two-month period of time, made more than 15,000 visits to customers and prospects and 5,500 referrals within National Penn, and this continues as our number of calls and referrals increases every month.  The result was a total of $125 million in new loan business, and when coupled with fee income products, our accounts per household increased from 3.00 in 2010 to nearly 4.00 in 2011.

We increased market share in a slow-growing economy and highly competitive marketplace.  We now have top five market ranking in eight of the 15 counties that we serve.  We will continue to pursue increased market share in 2012.

And finally, #6 – Continue to pursue accretive acquisitions and participate in the consolidation of our industry.

We remain alert to merger opportunities and potential partnerships, and we will explore them if they are accretive to our earnings and franchise value.  We will participate in the consolidation of the industry in a very disciplined manner.  Cost reduction will be a driver of enhancing value; therefore, we will focus on opportunities in our markets or in contiguous markets.

V.  Focus for 2012

These six strategic objectives accomplished in 2011, serve as a solid foundation for growth throughout 2012 and they are something of which we can be very proud.

However, as we move forward, National Penn will continue to face challenges:

•	First, our regional economy is recovering very slowly, so we will continue to be challenged to grow revenue.

•	Second, the regulatory environment will continue to evolve, which will bring increased costs and new regulations that have yet to be written.

•	Third, there will be increased competitive pressure from both smaller and larger financial institutions.

•	And last, our industry will continue to face profitability pressure based on prolonged low interest rates.

National Penn is up to these challenges and is focused with a sense of urgency and accountability on our Five Critical Issues for Success for 2012.  They are:

•	Continue to grow the core earnings power of the franchise
•	Maintain the strength of the balance sheet
•	Sustain a strong and balanced risk management culture
•	Strengthen brand recognition
•	Pursue acquisitions that improve our earnings

Just as we were able to accomplish each one of our 2011 goals that we outlined for you today, we plan to present you with similar analysis next year at this time.  And we are off to a great start so far in 2012.

Our management team has established a track-record of delivering on the objectives it sets out to accomplish.   When we say we are going to do something, we deliver!

VI.  In Conclusion

With a year of such accomplishments, many thanks are in order.

I wish to thank:

•	our entire Board of Directors for their leadership and support through these challenging times;

•	our shareholders for your ongoing commitment to National Penn;

•	our customers for their business and loyalty; and

•	the National Penn team for their continuing efforts to achieve our Vision –

National Penn will be the most highly regarded financial institution within the markets we serve!

Thank you!
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Statement Regarding Non-GAAP Financial Measures:

This Officer Presentation  contains or refers to supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”).  National Penn’s management uses these non-GAAP measures in its analysis of National Penn’s performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the following non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn.

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Tangible common equity excludes goodwill and intangible assets and preferred equity. Banking and financial institution regulators also exclude goodwill and intangible assets from shareholders’ equity when assessing the capital adequacy of a financial institution. Tangible common equity provides a method to assess the company’s tangible capital trends.

•	Tangible book value expresses tangible common equity on a per-share basis. Tangible book value provides a method to assess the level of tangible net assets on a per-share basis.

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Adjusted net income and return on assets exclude the effects of certain gains and losses, adjusted for taxes when applicable. Adjusted net income and returns provide methods to assess earnings performance by excluding items that management believes are not comparable among the periods presented.

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Efficiency ratio expresses operating expenses as a percentage of fully-taxable equivalent net interest income plus non-interest income. Operating expenses exclude items from non-interest expense that management believes are not comparable among the periods presented. Non-interest income is adjusted to also exclude items that management believes are not comparable among the periods presented. Efficiency ratio is used as a method for management to assess its operating expense level and to compare to financial institutions of varying sizes.

Management believes the use of non-GAAP measures will help readers compare National Penn’s current results to those of prior periods.

Cautionary Statement Regarding Forward-Looking Information:

This Officer Presentation contains forward-looking information about National Penn Bancshares, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “project,” ”could,” “plan,’’ “goal,” “potential,” “pro forma,” “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of National Penn and its subsidiaries. National Penn cautions readers not to place undue reliance on these statements.

 National Penn’s business and operations are subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: regulatory requirements or other actions mandated by National Penn’s regulators, recent and ongoing changes to the state and federal regulatory schemes under which National Penn and other financial services companies operate (including the Dodd-Frank Act and regulations adopted or to be adopted to implement that Act),  deterioration in the credit quality of loans, the effect of credit risk exposure, the geographic concentration of National Penn’s operations, declines in the value of National Penn’s assets and the effect of any resulting impairment charges, National Penn’s ability to raise capital and maintain capital levels; increases in operating costs (including those mandated by National Penn’s regulators), competition for personnel and from other financial institutions, variations in interest rates, interruptions or breaches of National Penn’s security systems, the development and maintenance of National Penn’s information technology, the ability of National Penn and its subsidiaries to pay dividends, and the nature and frequency of litigation and other similar proceedings to which National Penn may be a party . These risks and others are described in greater detail in National Penn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as in National Penn’s Quarterly Reports on Form 10-Q and other documents filed by National Penn with the SEC after the date thereof. National Penn makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.